UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – July 11, 2016

Plains GP Holdings, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-36132 (Commission File Number)	90-1005472 (IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

713-646-4100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                        Entry into a Material Definitive Agreement

Simplification Agreement

On July 11, 2016, Plains GP Holdings, L.P. (“PAGP”) entered into a Simplification Agreement (the “Simplification Agreement”) by and among Plains All American Pipeline, L.P. (“PAA”), PAA GP Holdings LLC (“GP Holdings”), PAGP, Plains All American GP LLC (“GP LLC”), Plains AAP, L.P. (“AAP”) and PAA GP LLC (the “General Partner” and together with PAA, GP Holdings, PAGP, GP LLC and AAP, the “Parties”). Pursuant to the Simplification Agreement, upon closing, in exchange for the issuance by PAA to AAP of approximately 245.5 million common units representing limited partner interests in PAA (“PAA Common Units”) and the assumption of AAP’s outstanding debt (currently, approximately $593 million), AAP will contribute to PAA the incentive distribution rights it owns in PAA and PAA GP’s 2% economic general partner interest in PAA will be converted into a non-economic general partner interest in PAA.  Following the closing of the transactions contemplated by the Simplification Agreement (the “Simplification Transactions”), both PAA and PAGP will continue to be publicly traded.

Among other approvals, the terms of the Simplification Agreement and the Simplification Transactions were unanimously approved by a conflicts committee comprised of independent directors of the board of directors of GP LLC on behalf of PAA, and unanimously approved by the board of directors of GP Holdings on behalf of PAGP.

In addition to the terms described above, the Simplification Agreement also provides for the following:

•                  The governing documents of PAA, GP Holdings, PAGP, GP LLC and AAP will be amended and restated to give effect to the Simplification Transactions and to implement a unified governance structure, under which the Board of Directors of GP Holdings will have oversight over both PAGP and PAA.  The Board of Directors of GP Holdings will be expanded from seven to ten members by the addition of the three independent GP LLC board members who are not currently serving on such board. The full text of the amended and restated governance documents of PAA, GP Holdings, PAGP, GP LLC and AAP are included as exhibits to the Simplification Agreement, attached hereto as Exhibit 2.1, and incorporated herein by reference.

•                  The GP Holdings board of directors will also be divided into three classes upon closing, which will accelerate the date on which director elections begin.  Under the current governing documents for GP Holdings and PAGP, such classification of the directors would not take place until the future date on which the ownership of the private general partner owner group in AAP drops below 40%.  As a result, the first director election is expected to take place in 2018.  When the first director election takes place, in addition to PAGP Class A and Class B shareholders having the right to participate in such elections (as provided under the current arrangement), PAA common and preferred unitholders (other than AAP) will also have the right to participate in such elections through PAA.

•                  Such participation will be effected through the issuance by PAGP to PAA of newly created Class C shares representing limited partner interests in PAGP.  The Class C shares will be non-economic shares that give the holder (PAA) the right to vote in director elections at the GP Holdings level together with the holders of PAGP’s Class A and Class B shares. The number of Class C shares issued to PAA will be equal to the aggregate number of PAA Common Units and preferred units outstanding, excluding such units held by AAP.  Prior to any PAGP limited partner meetings for the purpose of electing directors, PAA will hold a meeting of its limited partners whereby all limited partners other than AAP will have the right to cast a “pass-through vote” instructing PAA how to vote its Class C shares in such election. In connection with any such PAGP director election, PAA will vote (or refrain from voting) its Class C shares in proportion to the votes received from its limited partners.  Holders of a number of PAA limited partner interests, and holders of a number of PAGP Class A shares, in either case equal to 10% or more of the number of PAGP Class A, Class B and Class C shares outstanding will have the right directly, or indirectly through PAA, to nominate, or direct PAA to nominate, a director in accordance with the terms of the PAGP Agreement of Limited Partnership or the PAA Agreement of Limited Partnership, as applicable.

•                  In addition, similar to the current structure, for so long as each of EMG Investment, LLC (an affiliate of The Energy & Minerals Group), KAFU Holdings, L.P. (an affiliate of Kayne Anderson Investment Management Inc.) and Oxy Holding Company (Pipeline), Inc. (a subsidiary of Occidental Petroleum Corporation), together with their respective affiliates (together, the “Original Designating Parties”), own at least a 10% interest in the PAGP Class B shares outstanding as of the closing of PAGP initial public offering in 2013 (subject to certain adjustments), such party will continue to be entitled to designate one director to the board of directors of GP Holdings. In addition, the Chief Executive Officer will continue to be a director of GP Holdings, but not subject to election by equityholders of PAGP and PAA.

•                  AAP will execute a reverse split to adjust the number of AAP units such that the number of outstanding AAP Class A units (assuming the conversion of AAP Class B units into AAP Class A units) equals the number of PAA Common Units received by AAP at the closing of the Simplification Transactions.  Simultaneously, PAGP will execute a reverse split to adjust the number of PAGP Class A and Class B shares outstanding to equal the number of AAP units it owns following AAP’s reverse unit split.  As a result of these reverse splits, each PAGP Class A share will correspond, on a one-to-one basis, to an underlying PAA Common Unit held by AAP which is attributable to PAGP’s ownership in AAP.

•                  Holders of AAP Class A units other than PAGP and GP LLC will continue to have the right to exchange their AAP Class A units (together with the corresponding PAGP Class B shares and, if applicable, GP Holdings company units) for PAGP Class A shares on a one-for-one basis or, alternatively, to redeem such ownership and related rights for their proportionate share of PAA Common Units held by AAP, subject to certain limitations.  Upon any such redemption, the holders of AAP Class A units receiving PAA Common Units will have registration rights with respect to such PAA Common Units.

The consummation of the matters contemplated by the Simplification Agreement is subject to customary closing conditions including, among other things, (a) approval by the affirmative vote or consent of at least a majority of the holders of the outstanding Class A and Class B shares of PAGP, (b) no law or government order that seeks to or does restrain, enjoin or prohibit the consummation of the Simplification Transactions having been issued, (c) the Parties having performed or complied in all material respects with the covenants and agreements contained in the Simplification Agreement, (d) the representations and warranties of the Parties set forth in the Simplification Agreement and the representations set forth in the tax opinion certificate delivered by the General Partner, GP LLC and GP Holdings being true and correct in all material respects and (e) the delivery of a third party legal opinion relating to Investment Company Act of 1940 matters.

The Simplification Agreement may be terminated (i) by the mutual consent of all the Parties; (ii) by any of the Parties if: (a) the closing of the Simplification Transactions has not occurred by January 15, 2017; (b) any governmental authority has issued any law, order or regulation permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions or making any of the transactions illegal and such law or order or other action has become final and nonappealable; or (c) PAGP fails to obtain shareholder approval at a special meeting called to obtain such approval; (iii) by PAA if there has been a material breach of or any inaccuracy in any of the representations or warranties or a material breach of any of the covenants or agreements set forth in the Simplification Agreement on the part of another Party (except GP LLC in its capacity as the indirect general partner of PAA), which breach is not cured within 30 days; or (iv) by any Party other than PAA if there has been a material breach of or any inaccuracy in any of the representations or warranties or a material breach of any of the covenants or agreements set forth in the Simplification Agreement on the part of PAA, which breach is not cured within 30 days.

Voting Agreement

In connection with the Simplification Agreement, certain holders of PAGP Class A and Class B shares (collectively, the “Supporting Shareholders”) entered into a Voting Agreement, dated as of July 11, 2016 (the “Voting Agreement”), to which PAA and PAGP are also parties. Pursuant to the Voting Agreement, the Supporting Shareholders, who own an aggregate of 328,805,166 Class A and Class B Shares of PAGP (representing approximately 51.3% of the outstanding PAGP shares), irrevocably agreed to vote their PAGP shares in favor of the Simplification Agreement and the Simplification Transactions at any meeting of PAGP shareholders and granted a proxy in favor of PAA with respect to such matters.  Such agreement is irrevocably binding, even if there is a change in the recommendation of the board of GP Holdings. The Supporting Shareholders consist of the Original Designating Parties, Lynx Holdings I, LLC, KAFU Holdings (QP), L.P., KAFU Holdings II, L.P., Greg Armstrong (the Chairman of the Board and Chief Executive Officers of each of GP Holdings and GP LLC), Harry Pefanis (the President and Chief Operating Officer of each of GP Holdings and GP LLC), John T. Raymond and Robert V. Sinnott (directors of each of GP Holdings and GP LLC) and PAA Management, L.P.

The Voting Agreement will terminate on the earliest to occur of (a) the closing of the Simplification Transactions, (b) the termination of the Simplification Agreement in accordance with the terms thereof and (c) the mutual written consent of all of the parties to the Voting Agreement.

The foregoing descriptions of the Simplification Agreement and the Voting Agreement are qualified in their entirety by reference to the full text of the agreements and the exhibits thereto, which are attached hereto as Exhibits 2.1 and 10.1, respectively, and incorporated herein by reference.

Additional Information and Where to Find It

The Simplification Transaction will be submitted to the shareholders of PAGP for their consideration, and PAGP will file with the SEC a proxy statement to be used by PAGP to solicit the required approval of its shareholders in connection with the Simplification Transaction. PAGP also plans to file other documents with the SEC regarding the proposed Simplification Transaction.  INVESTORS AND SECURITY HOLDERS OF PAGP ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SIMPLIFICATION TRANSACTION.  Security holders may obtain free copies of the proxy statement and other documents containing important information about PAGP, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by PAGP will be available free of charge on PAGP’s website at ir.pagp.com or by contacting PAGP’s Investor Relations Department at (866) 809-1291.

Participants in the Solicitation

PAGP and the directors and executive officers of its general partner, GP Holdings, and PAA and the directors and executive officers of the general partner of the sole member of its general partner, GP LLC, may be deemed to be “participants” in the solicitation of proxies from PAGP’s shareholders in connection with the Simplification Transaction.  Information about the directors and executive officers of GP Holdings is set forth in PAGP’s Annual Report on Form 10-K and information about the directors and executive officers of GP LLC is set forth in PAA’s Annual Report on Form 10-K, which were each filed with the SEC on February 25, 2016, and PAGP’s and PAA’s subsequent Quarterly Reports on Form 10-Q. These documents can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement that PAGP intends to file with the SEC.

ITEM 7.01                        Regulation FD Disclosure

On July 11, 2016, PAA and PAGP issued a Press Release regarding the Simplification Agreement. The full text of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in Exhibit 99.1 is deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ITEM 9.01.                     Financial Statements and Exhibits.

(d) Exhibits

Exhibit 2.1*

Simplification Agreement, dated as of July 11, 2016, by and among PAA GP Holdings LLC, Plains GP Holdings, L.P., Plains All American GP LLC, Plains AAP, L.P., PAA GP LLC and Plains All American Pipeline, L.P. (incorporated by reference to Exhibit 2.1 to Plains All American Pipeline, L.P.’s Form 8-K filed on July 14, 2016).

Exhibit 10.1

Voting Agreement, dated as of July 11, 2016, by and among Plains All American Pipeline, L.P., Plains GP Holdings, L.P. and the shareholders named therein (incorporated by reference to Exhibit 10.1 to Plains All American Pipeline, L.P.’s Form 8-K filed on July 14, 2016).

Exhibit 99.1	Press release dated July 11, 2016 (incorporated by reference to Exhibit 99.1 to Plains All American Pipeline, L.P.’s Form 8-K filed on July 14, 2016).

* Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS GP HOLDINGS, L.P.

Date: July 14, 2016	By:	PAA GP Holdings LLC, its general partner

	By:	/s/ Richard McGee
Name: Richard McGee
Title: Executive Vice President

INDEX TO EXHIBITS

Exhibit
No.	Description

2.1*

Simplification Agreement, dated as of July 11, 2016, by and among PAA GP Holdings LLC, Plains GP Holdings, L.P., Plains All American GP LLC, Plains AAP, L.P., PAA GP LLC and Plains All American Pipeline, L.P. (incorporated by reference to Exhibit 2.1 to Plains All American Pipeline, L.P.’s Form 8-K filed on July 14, 2016).

10.1

Voting Agreement, dated as of July 11, 2016, by and among Plains All American Pipeline, L.P., Plains GP Holdings, L.P. and the shareholders named therein (incorporated by reference to Exhibit 10.1 to Plains All American Pipeline, L.P.’s Form 8-K filed on July 14, 2016).

99.1	Press release dated July 11, 2016 (incorporated by reference to Exhibit 99.1 to Plains All American Pipeline, L.P.’s Form 8-K filed on July 14, 2016).

* Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.